Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated June 11, 2024

Pricing Supplement Dated June __, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$ Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc., Due November 20, 2024 Royal Bank of Canada

Royal Bank of Canada is offering Issuer Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the performance of the common stock of Builders FirstSource, Inc. (the “Underlier”).

•	Contingent Coupons — If the Notes have not been called at our option, the investor will receive a Contingent Coupon on a Coupon Payment Date if the closing value of the Underlier is greater than or equal to the Coupon Threshold (69.50% of the Initial Underlier Value) on the immediately preceding Coupon Observation Date. If payable, the Coupon Payment will be (a) for the first Coupon Payment Date, $36.025 per $1,000 principal amount of Notes and (b) for the final Coupon Payment Date, $24.017 per $1,000 principal amount of Notes. You may not receive any Contingent Coupons during the term of the Notes.

•	Call Feature — We will have the right to call the Notes, in whole, but not in part, at our discretion on the Call Date for 100% of their principal amount plus the Contingent Coupon otherwise due. No further payments will be made on the Notes.

•	Contingent Return of Principal at Maturity — If the Notes are not called at our option and the Final Underlier Value is greater than or equal to the Barrier Value (69.50% of the Initial Underlier Value), at maturity, the investor will receive the principal amount of the Notes plus the Contingent Coupon otherwise due. If the Notes are not called at our option and the Final Underlier Value is less than the Barrier Value, at maturity, the investor will lose 1% of the principal amount of the Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78017G6N6

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.60%	$
Proceeds to Royal Bank of Canada	99.40%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $6.00 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers, consisting of a sales commission of up to $5.00 per $1,000 principal amount of Notes and a structuring fee of up to $1.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $936.84 and $986.84 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

KEY TERMS

The information in this “Key Terms” section is qualified by the more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Underlier:	The common stock of Builders FirstSource, Inc.
Bloomberg Ticker	Initial Underlier Value(1)	Coupon Threshold and Barrier Value(2)
BLDR UN	$	$
(1) The closing value of the Underlier on the Trade Date
(2) 69.50% of the Initial Underlier Value (rounded to two decimal places)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date:	June 13, 2024
Issue Date:	June 18, 2024
Valuation Date:*	November 15, 2024
Maturity Date:*	November 20, 2024
Payment of Contingent Coupons:

If the Notes have not been called at our option, the investor will receive a Contingent Coupon on a Coupon Payment Date if the closing value of the Underlier is greater than or equal to the Coupon Threshold on the immediately preceding Coupon Observation Date.

No Contingent Coupon will be payable on a Coupon Payment Date if the closing value of the Underlier is less than the Coupon Threshold on the immediately preceding Coupon Observation Date. Accordingly, you may not receive a Contingent Coupon on one or more Coupon Payment Dates during the term of the Notes.

Contingent Coupon:	If payable, (a) for the first Coupon Payment Date, $36.025 per $1,000 principal amount of Notes and (b) for the final Coupon Payment Date, $24.017 per $1,000 principal amount of Notes
Call Feature:	We will have the right to call the Notes, in whole, but not in part, at our discretion on the Call Date by providing the trustee at least three business days’ notice. Under these circumstances, the investor will receive on the Call Date per $1,000 principal amount of Notes an amount equal to $1,000 plus the Contingent Coupon otherwise due. No further payments will be made on the Notes.
Payment at Maturity:

If the Notes are not called at our option, the investor will receive on the Maturity Date per $1,000 principal amount of Notes, in addition to any Contingent Coupon otherwise due:

•     If the Final Underlier Value is greater than or equal to the Barrier Value: $1,000

•     If the Final Underlier Value is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return)

If the Notes are not called at our option and the Final Underlier Value is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

P-2	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.
Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Coupon Observation Dates:*	September 13, 2024 and November 15, 2024 (the Valuation Date)
Coupon Payment Dates:*	September 18, 2024 and November 20, 2024 (the Maturity Date)
Call Date:*	September 18, 2024
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Coupon Threshold and Barrier Value of 69.50% of the Initial Underlier Value and the Contingent Coupon for the final Coupon Payment Date of $24.017 per $1,000 principal amount of Notes. The table and examples below also assume that the Notes are not called at our option and do not account for any Contingent Coupons that may be paid prior to maturity. The table and examples are only for illustrative purposes and may not show the actual return applicable to a purchaser of the Notes.

Hypothetical Underlier Return	Payment at Maturity per $1,000 Principal Amount of Notes*	Payment at Maturity as Percentage of Principal Amount*
50.00%	$1,024.017	102.4017%
40.00%	$1,024.017	102.4017%
30.00%	$1,024.017	102.4017%
20.00%	$1,024.017	102.4017%
10.00%	$1,024.017	102.4017%
5.00%	$1,024.017	102.4017%
0.00%	$1,024.017	102.4017%
-5.00%	$1,024.017	102.4017%
-10.00%	$1,024.017	102.4017%
-20.00%	$1,024.017	102.4017%
-28.50%	$1,024.017	102.4017%
-28.51%	$714.900	71.4900%
-30.00%	$700.000	70.0000%
-40.00%	$600.000	60.0000%
-50.00%	$500.000	50.0000%
-60.00%	$400.000	40.0000%
-70.00%	$300.000	30.0000%
-80.00%	$200.000	20.0000%
-90.00%	$100.000	10.0000%
-100.00%	$0.000	0.0000%

* Including any Contingent Coupon otherwise due

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 30%.
Underlier Return:	30%
Payment at Maturity:	$1,000 + Contingent Coupon otherwise due = $1,000 + $24.017 = $1,024.017

In this example, the payment at maturity is $1,024.017 per $1,000 principal amount of Notes.

Because the Final Underlier Value is greater than the Coupon Threshold and Barrier Value, the investor receives a full return of the principal amount plus the Contingent Coupon otherwise due. This example illustrates that the investor does not participate in any appreciation of the Underlier, which may be significant.

P-5	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.
Example 2 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 10% (i.e., the Final Underlier Value is below the Initial Underlier Value but above the Coupon Threshold and Barrier Value).
Underlier Return:	-10%
Payment at Maturity:	$1,000 + Contingent Coupon otherwise due = $1,000 + $24.017 = $1,024.017

In this example, the payment at maturity is $1,024.017 per $1,000 principal amount of Notes.

Because the Final Underlier Value is greater than the Coupon Threshold and Barrier Value, the investor receives a full return of the principal amount plus the Contingent Coupon otherwise due.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Coupon Threshold and Barrier Value).
Underlier Return:	-50%
Payment at Maturity:	$1,000 + ($1,000 × -50%) = $1,000 – $500 = $500

In this example, the payment at maturity is $500 per $1,000 principal amount of Notes, representing a loss of 50% of your principal amount.

Because the Final Underlier Value is less than the Barrier Value, the investor does not receive a full return of the principal amount. In addition, because the Final Underlier Value is less than the Coupon Threshold, the investor does not receive a Contingent Coupon at maturity.

Investors in the Notes could lose a substantial portion or all of their principal amount at maturity. The table and examples above assume that the Notes are not called at our option. However, if the Notes are called at our option, you will not receive any further payments after the Call Date.

P-6	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Notes are not called at our option and the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value. Investors in the Notes could lose a substantial portion or all of their principal amount at maturity.

•	You May Not Receive Any Contingent Coupons — We will not necessarily pay any Contingent Coupons on the Notes. If the closing value of the Underlier is less than the Coupon Threshold on a Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing value of the Underlier is less than the Coupon Threshold on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a greater risk of principal loss on your Notes. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	You Will Not Participate in Any Appreciation of the Underlier, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the Contingent Coupons, if any, that may be payable on the Notes, regardless of any appreciation of the Underlier, which may be significant. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	The Notes Are Subject to an Optional Call — We will have the right to call the Notes, in whole, but not in part, at our discretion on the Call Date. If we call the Notes at our option, you will not receive any further payments on the Notes. It is more likely that we will call the Notes when the expected payments on the Notes are greater than the interest that would be payable on other instruments of a comparable maturity and credit rating trading in the market. Because the Notes could be called as early as approximately three months after the Issue Date, the total return on the Notes could be minimal. You may be unable to reinvest your proceeds from the call at our option in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United

P-7	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the structuring fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the structuring fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading

P-8	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlier.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting the Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

INFORMATION REGARDING THE UNDERLIER

The Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Builders FirstSource, Inc. is a supplier and manufacturer of building materials, manufactured components and construction services to professional homebuilders, sub-contractors, remodelers and consumers.

The issuer of the Underlier’s SEC file number is 001-40620. The Underlier is listed on the New York Stock Exchange under the ticker symbol “BLDR.”

Historical Information

The following graph sets forth historical closing values of the Underlier for the period from April 26, 2018 to June 7, 2024. The red line represents a hypothetical Coupon Threshold and Barrier Value based on the closing value of the Underlier on June 7, 2024. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

Common Stock of Builders FirstSource, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the Notes, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

P-11	RBC Capital Markets, LLC

Issuer Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Builders FirstSource, Inc.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a structuring fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the structuring fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the structuring fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the structuring fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-12	RBC Capital Markets, LLC